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                                                                   Exhibit 23.1


                        Consent of Independent Auditors




The Board of Directors
Encysive Pharmaceuticals Inc:

We consent to incorporation by reference in the registration statements (Nos. 33-79656, 33-79658, 33-79670, 33-93282, 33-93368, 333-27423, 333-27425,
333-79477, 333-72468, 333-41864, 333-107941, and 333-107939) on Form S-8 and
(No. 333-108107) on Form S-3 of Encysive Pharmaceuticals Inc. of our report dated February 19, 2004, related to the consolidated balance sheets of Encysive Pharmaceuticals Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Encysive Pharmaceuticals Inc.


/s/ KPMG LLP

Houston, Texas
March 15, 2004